Exhibit (9)
[Farm Bureau letterhead]
April 28, 2010
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549
Gentlemen,
With reference to the Registration Statements on Form N-4 filed by Farm Bureau Life Insurance Company (“Company”) and its Farm Bureau Life Annuity Account with the Securities and Exchange Commission covering certain variable annuity contracts, I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examinations, it is my opinion that:
(1)	The Company is duly organized and validly existing under the laws of the State of Iowa.

(2)	The variable annuity contracts, when issued as contemplated by the said Form N-4 Registration Statements will constitute legal, validly issued and binding obligations of Farm Bureau Life Insurance Company.
I hereby consent to the filing of this opinion as an exhibit to the said Form N-4 Registration Statements and to the reference to my name under the caption “Legal Matters” in the Statement of Additional Information contained in the said Registration Statements. In giving this consent, I am not admitting that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,
/s/ David A. McNeill
David A. McNeill
Vice President & General Counsel